Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
SECOND QUARTER 2006 RESULTS
Investor and Analyst Conference Call Scheduled for
Tuesday, August 8, 2006, at 4:00 PM (ET)
White Plains, NY, August 8, 2006 — Haights Cross Communications, Inc. (HCC) today reported results for the second quarter ended June 30, 2006.
Second Quarter 2006 Results
Revenue for the second quarter 2006 was $56.9 million compared to revenue of $56.7 million for the second quarter 2005, reflecting continued growth from our Test-prep and Intervention segment and the inclusion of a full quarter of revenue from Scott Publishing and CMEinfo, acquired by our Medical Education segment in April and June 2005, respectively, offset by a continued revenue decline from our K-12 Supplemental Education segment.
Revenue for the Library segment, representing our Recorded Books business, was $20.4 million for the second quarter 2006 compared to $20.2 million for the quarter ended June 30, 2005, reflecting slight growth in the Public Library channel, while the School, Consumer and Retail channels were essentially flat.
Revenue for the Test-prep and Intervention segment grew $2.1 million, or 13.2%, to $18.3 million for the second quarter 2006. Revenue for Triumph Learning and Buckle Down, our state-specific test-prep publishers, grew $3.0 million, or 39.0%, for the quarter, reflecting continued strong demand for our new NCLB positioned test-prep products. Options Publishing revenue declined $0.9 million, or 10.5%, for the quarter, reflecting the quarter versus quarter timing of sales of certain assessment products resulting from the release of new state tests and related new assessment products.
Revenue for the K-12 Supplemental Education segment, reflecting our Sundance/Newbridge business, declined $3.2 million, or 21.9%, to $11.4 million for the second quarter 2006, reflecting the continuing affect of substantially increased competition in the supplemental education market, and especially in the leveled-reader product category, representing Sundance/Newbridge’s leading product lines.
Revenue for the Medical Education segment increased $1.2 million for the second quarter 2006. This results from including an entire quarter of revenue from Scott Publishing and CMEinfo, compared to only a partial quarter for 2005. Revenue from our existing core Oakstone Medical product line decreased $0.8 million, or 23.4%, primarily due to special subscription product deliveries in the prior year quarter.
Income from operations for the second quarter 2006 declined $28.7 million, resulting in a $15.5 million loss from operations versus a second quarter 2005 income from operations of $13.2 million. The loss from operations for the second quarter 2006 reflects a $24.4 million goodwill impairment charge for our Sundance/Newbridge business, resulting from the continued decline in revenue and operating results. This represents 100% of the goodwill associated with the Sundance/Newbridge business. Excluding the goodwill impairment charge, operating income declined $4.3 million, reflecting declines in operating income for our Library, K-12 Supplemental Education and Medical Education segments, partially offset by a gain for our Test-prep and Intervention segment.
EBITDA, which we define as earnings before interest, taxes, depreciation, and amortization, declined $3.1 million, or 17.9%, for the second quarter 2006, primarily reflecting a $3.3 million EBITDA decline for our K-12 Supplemental Education segment resulting from revenue shortfalls and increased sales and marketing expenses.
Results for the six months ended June 30, 2006
Revenue for the six months ended June 30, 2006 increased $5.4 million, or 5.2%, to $108.4 million from $103.0 million for the six months ended June 30, 2005, reflecting a strong performance for our Test-prep and Intervention segment, and two full quarters of revenue from Scott Publishing and CMEinfo which were acquired in April and June 2005, respectively, partially offset by a revenue decline for our K-12 Supplemental Education segment.
Revenue for the Library segment declined $0.6 million, or 1.5%, for the six months ended June 30 2006, primarily reflecting the first quarter decline in Pimsleur language series royalties. Our core Public Library channel was essentially flat for the six month period.
Revenue for the Test-prep and Intervention segment grew $6.3 million, or 21.2%, for the six months ended June 30, 2006. Triumph Learning and Buckle Down accounted for all of the segment’s growth reflecting continued strong demand for our new NCLB positioned test-prep products. Options Publishing revenue was flat compared to the prior year at $12.3 million.
Revenue for the K-12 Supplemental Education segment declined $4.5 million, or 18.7%, to $19.4 million for the six months ended June 30, 2006, reflecting the continuing affect of substantially increased competition in the supplemental education market, as previously reported.
Revenue for the Medical Education segment increased $4.1 million for the six months ended June 30, 2006, primarily reflecting the addition of revenue from Scott Publishing and CMEinfo, both acquired in the second quarter of 2005 and therefore only partially included in first half 2005 results. Revenue from our existing core Oakstone Medical product line decreased $0.6 million, or 10.4%, primarily due to special subscription product deliveries in the prior year period.
Income from operations for the six months ended June 30, 2006 declined $30.1 million, resulting in a $10.8 million loss from operations compared to income from operations of $19.3 million for the six months ended June 30, 2005. The loss for the six months ended June 30, 2006 reflects the $24.4 million goodwill impairment charge for Sundance/Newbridge as previously mentioned. Excluding the goodwill impairment charge, operating income declined $5.7 million, reflecting declines in operating income for our Library, K-12 Supplemental Education and Medical Education segments, partially offset by a gain for our Test-prep and Intervention segment.
EBITDA, which we define as earnings before interest, taxes, depreciation, and amortization, decreased $3.0 million, or 10.8%, to $24.7 million for the six months ended June 30, 2006, primarily reflecting a $4.9 million EBITDA decline for our K-12 Supplemental Education segment resulting from the revenue shortfall and increased sales and marketing expenses, a $1.1 million EBITDA decline for our Library segment, partially offset by a $2.7 million EBITDA gain for our Test-prep and Intervention segment.
Capital expenditures — pre-publication costs relates to costs incurred in the development of new products. For the six months ended June 30, 2006, HCC invested $11.8 million in pre-publication costs, compared to $10.8 million during the same period in 2005. HCC anticipates pre-publication expenditures of approximately $25.0 million for fiscal year 2006.
Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the six months ended June 30, 2006, HCC invested $1.7 million in property and equipment, compared to $1.3 million during the first half 2005. HCC anticipates expenditures of approximately $3.5 million for fiscal year 2006.
Peter J. Quandt, HCC Chairman and Chief Executive Officer, said: “We continue to be delighted with the performance of our Test-prep businesses, and disappointed with the results of our Sundance/Newbridge brands. We are working diligently to effect a turn-around of the Sundance/Newbridge business, but as previously reported, we are not yet able to see the turning point as the challenges of steep competition in our core product market for leveled readers continue.”

Investor Conference Call
HCC’s conference call for investors, analysts, and the media will be held on August 8, 2006, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 1-888-428-4478 (USA) or 612-288-0337 (International).
Digitized replay of the conference call will be available from August 8, 2006, starting at 7:30 PM (ET) ending on September 8, 2006 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 836262.

HAIGHTS CROSS COMMUNICATIONS SECOND QUARTER 2006 BUSINESS
UNIT HIGHLIGHTS
Recorded Books
In May at the International Reading Association meeting, Recorded Books introduced its new literature-based reading intervention program, “Dr. Janet Allen’s Plugged-in to Reading.” This innovative program is designed to improve reading skills for students in Grades 5-9 who are reading below proficiency levels. The program incorporates a broad collection of authentic young adult literature, much of it originally published by Sundance/Newbridge, with audio support.
Recorded Books released several noteworthy titles into the retail channel, including Rapture, the prequel to the Left Behind Series; Everyman by Philip Roth, and titles by best-selling authors Terri McMillan, Alexander McCall Smith, and John Dunning.
The company’s popular “Recorded Books Unlimited” program, which allow customers “unlimited” audiobook rentals for a monthly fee, exceeded 7,200 subscriptions during the quarter.
The North American Library division’s Downloadable Service continues its strong growth and its WF Howes, the UK division of Recorded Books, has launched a downloadable model for libraries.
Triumph Learning Group
Both Triumph Learning Group imprints, Triumph Learning and Buckle Down, had a strong second quarter over the prior year second quarter. Buckle Down introduced products for Oklahoma and Arkansas; and Options Publishing expanded its selling of Buckle Down products from three to eight states. Triumph Learning was nominated for three Golden Lamp Awards, the highest awards available for educational excellence in our industry.
Rosanne Guararra joined Triumph Learning as Vice President and Creative Director, and Lusine Mirzakhanyan joined as Manager of Finance and Analysis at our Iowa City offices. Two Senior Editors, Justin Trewartha and Daryl Edelman, were promoted to the newly created position of Executive Editor. Triumph expanded its Triumph New York City offices, and consolidated the Buckle Down Customer Service and Warehouse operations from Iowa into Northborough, MA.
Options Publishing
In 2005, the Options Publishing’s sales force began selling selected states of the Buckle Down test-prep products, which are a natural compliment to Options reading and math intervention products. Based on the success of the initial states being offered, in the second quarter, the Options-Buckle Down alliance was expanded to include additional states which will be sold by the Options sales force.
Options also created three new Intervention Kits for 2006 and is preparing to launch a new New York state ELA instructional product that includes the new Options New York ELA Comprehensive Reading Assessment program and Buckle Down’s New York Test

Preparation program for math and reading. This offering will jumpstart New York Buckle Down sales, and the program will expand into the other states now selling Buckle Down products. Options will pursue upcoming opportunities in California and New York City where major new funding is becoming available.
Sundance/Newbridge Educational Publishing
Sundance/Newbridge has partnered with Recorded Books and is selling Recorded Books’ new literature-based program, “Dr. Janet Allen’s Plugged-in to Reading.” Both Sundance and Newbridge have completed major expansions of several successful series, including “Discovery Links 2” and “Choose your Own Adventure.” The units’ new fall catalogues are being shipped to new and refined customer lists.
Kimberley Courtney joined the company as Vice President of Marketing and Product
Development and Geoffrey Perry joined as Regional Vice President of Sales — Eastern Territory.
Oakstone Medical
Oakstone Medical launched “Topics in Orthodontics” with the American Association of Orthodontists, the audio version of Professional Seminars’ Anesthesiology board review course; the Johns Hopkins Distinguished Author Series in Psychiatry; the University of California-San Francisco Diagnostic Imaging Review; a new edition of University of Chicago Radiology Review, both in video format; new editions of the Nebraska Medical Center Family Practice Review (video and audio); New York University School of Medicine Sports’ Medicine Imaging (video); The Foundation for the Advancement of CTS Care Cardiothoracic Surgical Critical Care video and audio. Oakstone Medical also recorded the following new conferences: New York University School of Medicine Cardio/Thoracic Imaging and Johns Hopkins CT Angiography and 3D Imaging; and expanded its accreditation revenue stream, offering CME credit for seven activities.
Oakstone Wellness, including the Personal Best imprint, launched 10 new and updated health and wellness brochure titles, the 2007 US photo and US illustrated wellness calendars, and the 2007 Canadian photo calendar.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Library	$20,375	$20,249	$39,119	$39,708

Test-prep and Intervention	18,255	16,124	36,065	29,746

K-12 Supplemental Education	11,444	14,652	19,384	23,853

Medical Education	6,825	5,636	13,821	9,720

Total Revenue	$56,899	$56,661	$108,389	$103,027

Operating Expenses	72,416	43,483	119,232	83,729

Income From Operations	(15,517)	13,178	(10,843)	19,298

Net Income/(Loss)	$(27,247)	$(5,482)	$(40,051)	$(14,651)

Other Financial Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
EBITDA by Segment:

Library	$6,154	$6,645	$11,367	$12,428

Test-prep and Intervention	6,617	5,876	12,034	9,376

K-12 Supplemental Education	2,188	5,516	2,592	7,512

Medical Education	903	1,019	1,765	1,386

Corporate	(1,546)	(1,610)	(3,076)	(3,024)

EBITDA	$14,316	$17,446	$24,682	$27,678

Adjusted EBITDA	$14,589	$17,582	$25,089	$28,003
“EBITDA” is defined as net loss before interest, taxes, depreciation, amortization, discontinued operations and cumulative effect of a change in accounting for goodwill. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and related charges (see table). We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA provide useful information regarding our operating results. We rely on EBITDA and Adjusted EBITDA as a primary measures to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA and Adjusted EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to depreciation, amortization, interest, taxes, and cumulative effects of accounting changes and discontinued operations that do not directly affect our operations.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or capitalized pre-publication costs;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business or measures of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplementary basis.

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Income/(Loss)	$(27,247)	$(5,482)	$(40,051)	$(14,651)
Interest Expense and Other Including Income Taxes	11,730	18,660	29,208	33,949

Income From Operations	(15,517)	13,178	(10,843)	19,298

Goodwill impairment charge	24,393	—	24,393	—

Amortization of Pre-publication Costs	4,071	3,136	8,410	6,040

Depreciation and Amortization	1,369	1,132	2,722	2,340

EBITDA	$14,316	$17,446	$24,682	$27,678

Restructuring and Restructuring Related Charges	273	136	407	325

Adjusted EBITDA	$14,589	$17,582	$25,089	$28,003
Other Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Capital Expenditures — Product Development Costs (Pre-publication Costs)	$6,190	$6,478	$11,795	$10,793

Capital Expenditures — Property and Equipment	$511	$604	$1,685	$1,319

Balance Sheet Data:

As of
June 30, 2006
Cash and Cash Equivalents	$60,521
Working Capital	$71,765

Long Term Debt including current portion:
Senior secured term loan	$126,800
11 3/4% senior notes (1)	172,389
12 1/2% senior discount notes	98,662
Series B senior preferred stock (2)	138,016

$535,867

Redeemable preferred stock:
Series A preferred stock (3)	39,865
Series C preferred stock (4)	1,682

$41,547

(1)	Face value at June 30, 2006 is $170,000

(2)	Approximate aggregate liquidation value as of June 30, 2006 of $140,032

(3)	Approximate aggregate liquidation value as of June 30, 2006 of $37,789

(4)	Approximate aggregate liquidation value as of June 30, 2006 of $3,906

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors; and other factors identified by us in documents filed by us with the Securities and Exchange Commission including those set forth in our Form 10-K for the year ended December 31, 2005, under the caption “Risk Factors.” In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We do not assume any obligation, and do not intend, to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.